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                                                                  EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 8, 1999, except as to the stock split described in Note 1 which is as of February 8, 1999, relating to the consolidated financial statements and financial statement schedules, which appears in Yahoo! Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, as amended on April 29, 1999, and our report dated January 8, 1999, except as to the stock split described in Note 1 which is as of February 8, 1999 and the poolings of interests with GeoCities, Encompass, Inc., and Online Anywhere and the reincorporation as described in Note 1 and Note 11 which are as of May 28, 1999, relating to the supplementary consolidated financial statements of Yahoo! Inc.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
July 23, 1999